Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Inc.:

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Freeport-McMoRan Inc. 2016 Stock Incentive Plan of our report dated May 10, 2016, relating to the unaudited consolidated interim financial statements of Freeport-McMoRan Inc. that is included in its Form 10-Q for the quarter ended March 31, 2016.

/s/ Ernst & Young LLP

Phoenix, Arizona

July 14, 2016